Exhibit 99.1

EDWARDS LIFESCIENCES CORPORATION

Unaudited Pro Forma Consolidated Condensed Financial Statements

On January 11, 2008, Edwards Lifesciences Corporation (“Edwards” or “Company”) completed its disposition of certain assets related to the Edwards LifeStent peripheral vascular product line.  Edwards received an initial cash payment of $74 million at closing, and will receive an additional $65 million in cash upon the achievement of certain milestones, including the receipt of U.S. regulatory approval of Edwards’ LifeStent products for a superficial femoral artery indication and the transfer of LifeStent device manufacturing.  Edwards will provide transition services for a period of up to two and a half years following the closing.

The unaudited pro forma consolidated condensed balance sheet as of September 30, 2007 reflects the financial position of the Company after giving effect to the disposition of the LifeStent product line, and reflects receipt of the $74 million initial cash payment, as if the disposition occurred on September 30, 2007.  The unaudited pro forma consolidated condensed statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006 reflect the disposition as if it had occurred as of January 1, 2006.

The unaudited pro forma consolidated condensed financial statements include specific assumptions and adjustments related to the sale of the LifeStent product line as described in the accompanying notes.  The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing.  However, actual adjustments may differ materially from the information presented.

The accompanying unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company.  The unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of the future financial position and the results of operations of the Company.

EDWARDS LIFESCIENCES CORPORATION

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(unaudited) (in millions, except per share data)

	Nine Months Ended September 30, 2007
		Pro Forma
	Historical	Adjustments (a)	Pro Forma
Net sales	$798.1	$(9.7)	$788.4
Cost of goods sold	278.6	(2.4)	276.2
Gross profit	519.5	(7.3)	512.2
Selling, general and administrative expenses	303.5	(15.5)	288.0
Research and development expenses	88.8	(3.7)	85.1
Special gains	(2.5)	—	(2.5)
Interest expense, net	1.0	—	1.0
Other income, net	(1.5)	—	(1.5)
Income before provision for income taxes	130.2	11.9	142.1
Provision for income taxes	33.0	5.7	38.7
Net income	$97.2	$6.2	$103.4

Earnings per share:
Basic	$1.69		$1.80
Diluted	$1.59		$1.69

Weighted average common shares outstanding:
Basic	57.5		57.5
Diluted	63.0		63.0

EDWARDS LIFESCIENCES CORPORATION

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(unaudited) (in millions, except per share data)

	Year Ended December 31, 2006
		Pro Forma
	Historical	Adjustments (a)	Pro Forma
Net sales	$1,037.0	$(4.9)	$1,032.1
Cost of goods sold	373.6	(0.1)	373.5
Gross profit	663.4	(4.8)	658.6
Selling, general and administrative expenses	376.0	(14.8)	361.2
Research and development expenses	114.2	(5.1)	109.1
Special gains	(4.5)	—	(4.5)
Interest expense, net	2.7	—	2.7
Other expense, net	2.7	—	2.7
Income before provision for income taxes	172.3	15.1	187.4
Provision for income taxes	41.8	6.2	48.0
Net income	$130.5	$8.9	$139.4

Earnings per share:
Basic	$2.23		$2.38
Diluted	$2.10		$2.24

Weighted average common shares outstanding:
Basic	58.5		58.5
Diluted	63.9		63.9

EDWARDS LIFESCIENCES CORPORATION

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(unaudited) (in millions)

	September 30, 2007
		Pro Forma
	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$175.7	$74.0	(b)	$249.7
Accounts and other receivables, net	136.7	—		136.7
Inventories, net	158.3	(18.0	)(b)	140.3
Deferred income taxes	25.9	2.2	(b)	28.1
Prepaid expenses and other current assets	68.2	—		68.2
Total current assets	564.8	58.2		623.0

Property, plant and equipment, net	228.0	(7.0	)(b)	221.0
Goodwill	337.7	(32.8	)(d)	304.9
Other intangible assets, net	107.0	(8.6	)(b)	98.4
Investments in unconsolidated affiliates	36.8	—		36.8
Deferred income taxes	7.7	1.3	(b)	9.0
Other assets	17.7	—		17.7
Total assets	$1,299.7	$11.1		$1,310.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$198.8	$27.4	(c)	$226.2
Convertible debt	150.0	—		150.0
	348.8	27.4		376.2

Long-term debt	61.2	—		61.2
Other long-term liabilities	65.9	2.4	(c)	68.3

Stockholders’ equity
Common stock	68.4	—		68.4
Additional contributed capital	666.3	—		666.3
Retained earnings	532.8	(18.7	)(e)	514.1
Accumulated other comprehensive income	2.9	—		2.9
Treasury stock, at cost	(446.6)	—		(446.6)
Total stockholders’ equity	823.8	(18.7)		805.1

Total liabilities and stockholders' equity	$1,299.7	$11.1		$1,310.8

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The pro forma adjustments footnoted in the unaudited pro forma consolidated condensed financial statements are explained below:

(a)         These adjustments represent the results of operations directly attributable to the LifeStent product line, net of Edwards' contract manufacturing that would have been performed for Bard assuming the agreement commenced on January 1, 2006 (the contract manufacturing volume is assumed to be the same as the actual historical volume).  LifeStent product line revenues of $22.6 million and $17.5 million, respectively, and contract manufacturing revenues of $12.9 million and $12.6 million, respectively, are reflected for the nine months ended September 30, 2007 and for the year ended December 30, 2006.

(b)        These adjustments record the sale of certain LifeStent assets and the receipt of $74 million cash as if the transaction occurred on September 30, 2007 in the Unaudited Pro Forma Consolidated Condensed Balance Sheet.

(c)         Recorded as liabilities in the Unaudited Pro Forma Consolidated Condensed Balance Sheet at September 30, 2007 are 1) employee severance payments of $10.2 million, 2) estimated transaction closing costs of $1.4 million, 3) $4.9 million and $2.4 million, respectively, of current and long term deferred revenue related to the contract manufacturing arrangement, and 4) the net tax effect of the transaction.

(d)        This amount represents the elimination of a pro rata allocation of goodwill associated with the Company’s LifeStent Business due to the disposition of certain LifeStent assets as required by FAS 142 “Goodwill and Other Intangibles. ”

(e)         This amount represents the estimated transaction loss after taxes, as if the transaction occurred on September 30, 2007.